EXHIBIT 99.1

SONTRA MEDICAL CORPORATION

(A Development Stage Company)

Consolidated Balance Sheet

As of September 30, 2003
(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$2,800,434
Accounts receivable, net	1,500,000
Prepaid expenses and other current assets	97,047

Total current assets	4,397,481

Property and Equipment, at cost	746,480
Less-Accumulated depreciation and amortization	(460,624)

Net property and equipment	285,856

Restricted Cash	148,746
Other Assets	74,972

Total assets	$4,907,055

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$287,828
Accrued expenses	299,052

Total current liabilities	586,880

Commitments

Stockholders’ Equity:

Common stock	94,251
Additional paid-in capital	18,109,456
Series A Convertible Preferred Stock	3,223,958
Deferred stock-based compensation	(423,253)
Deficit accumulated during the development stage	(16,684,237)

Total stockholders’ equity	4,320,175

Total liabilities and stockholders’ equity	$4,907,055